Exhibit 99.1

News Release

Contact	Dave Blumberg
TransUnion
E-mail	david.blumberg@transunion.com
Telephone	312-972-6646

FOR IMMEDIATE RELEASE
TransUnion Appoints David Gilbert as Interim Chief Financial Officer

Chicago, Nov. 5, 2026 — TransUnion (NYSE: TRU) announced today that David Gilbert has been appointed Interim Chief Financial Officer, effective January 1, 2027, as part of a planned leadership transition from current CFO Todd Cello. Cello will remain CFO through December 31, 2026, and will then serve as a full-time advisor through March 1, 2027.

Gilbert brings more than three decades of TransUnion experience to the interim CFO role. He currently serves as Senior Vice President, International CFO, where he has led the company's International finance organization through a period of substantial growth during the last nine years. He joined TransUnion in 1991 and has held several senior roles across finance and operations, including Senior Vice President, CFO for US Information Services; Group Vice President, Operations for US Information Services; and Vice President, Finance for Enterprise Financial Planning & Analysis. Gilbert holds a bachelor's degree in accounting from Loyola University Chicago and earned his CPA in 1996.

"Dave brings a deep knowledge of our business and finance organization, as well as a strong understanding of our financial priorities,” said Chris Cartwright, President and Chief Executive Officer. "I'm confident in his ability to lead our Global Finance team through this interim period and support our continued success."

The company remains focused on executing its strategic priorities while continuing its search for a permanent Chief Financial Officer.

About TransUnion (NYSE: TRU)
TransUnion is a global information and insights company with over 13,000 associates operating in more than 30 countries. We make trust possible by ensuring each person is reliably represented in the marketplace. We do this with a Tru™ picture of each person: an actionable view of consumers, stewarded with care. Through our acquisitions and technology investments we have developed innovative solutions that extend beyond our strong foundation in core credit into areas such as marketing, fraud, risk and advanced analytics. As a result, consumers and businesses can transact with confidence and achieve great things. We call this Information for Good® — and it leads to economic opportunity, great experiences and personal empowerment for millions of people around the world. http://www.transunion.com/business

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